The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       Subject to Completion, Pricing Supplement dated September 20, 2000

PROSPECTUS Dated May 18, 2000                      Pricing Supplement No. 37 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-34392
Dated May 18, 2000                                     Dated             , 2000
                                                                 Rule 424(b)(3)


                                  $25,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                  Convertible Note PERQS due October 31, 2001

                          Mandatorily Exchangeable For
                   7% Convertible Subordinated Notes due 2005
                                of SEPRACOR INC.

Performance Equity-linked Redemption Quarterly-pay Securities(sm) ("PERQS(sm)")

                            -----------------------

The Convertible Note PERQS will pay interest, computed as described below, but do not guarantee any return of principal at maturity. Instead the Convertible Note PERQS will pay at maturity a number of 7% Convertible Subordinated Notes due 2005 of Sepracor Inc. based on the market price on the determination date (which we expect to be October 26, 2001) of Sepracor common stock, into which the Sepracor Notes are convertible, subject to a cap price.

     o    The issue price of each Convertible Note PERQS is $         , which
          represents the value of one-half of a Sepracor Note based on the last offer price for the Sepracor Notes, as determined on the day we offer the Convertible Note PERQS for initial sale to the public, plus accrued but unpaid interest on the Sepracor Notes to but not including the issue date of the Convertible Note PERQS. The principal amount of each Convertible Note PERQS is $1,000.
     o We will pay interest on each Convertible Note PERQS. The interest payable on the Convertible Note PERQS consists of two components.
          o We will pay to the holder of each Convertible Note PERQS a supplemental coupon at the rate of 10% per annum on the principal amount of each Convertible Note PERQS, which will
               result in supplemental coupon payments of $    per year for each
               Convertible Note PERQS. Supplemental coupon payments will be paid quarterly, beginning January 31, 2001.
          o On December 30, 2000 and June 30, 2001, we will also pay to the holder of each Convertible Note PERQS an underlying coupon equal to one-half the amount of interest, if any, paid semi-annually by Sepracor on one Sepracor Note since the preceding interest payment date on which an underlying coupon was paid (or the original issue date, as applicable) for the Convertible Note PERQS. If Sepracor fails to pay interest on the Sepracor Notes, we will discontinue payments of the underlying coupon and may at our option accelerate the Convertible Note PERQS. We will resume payments of the underlying coupon if, when and to the extent that Sepracor cures its payment default on the Sepracor Notes prior to the maturity or acceleration of the Convertible Note PERQS.
     o At maturity you will receive Sepracor Notes in exchange for each Convertible Note PERQS at an exchange ratio. The initial exchange ratio is one-half of a Sepracor Note per Convertible Note PERQS. However, if, as of the determination date, the value of the number of shares of Sepracor common stock into which one Sepracor Note is
          convertible appreciates above      % of the current value of those
          shares, the exchange ratio will be adjusted downward, and you will receive less than one-half of a Sepracor Note per Convertible Note PERQS.
     o Sepracor is not involved in this offering of Convertible Note PERQS in any way and will have no financial obligation with respect to the Convertible Note PERQS.
     o Investing in Convertible Note PERQS is not equivalent to investing in Sepracor Notes or Sepracor common stock.
     o Application will be made to list the Convertible Note PERQS on the American Stock Exchange LLC under the symbol "NPS," subject to meeting its listing requirements.

You should read the more detailed description of the Convertible Note PERQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Convertible Note PERQS." "Performance Equity-linked Redemption Quarterly-pay Securities" and "PERQS" are our service marks.

     The Convertible Note PERQS are riskier than ordinary debt securities.
                     See "Risk Factors" beginning on PS-6.

                            -----------------------
                    PRICE $     PER CONVERTIBLE NOTE PERQS
                            -----------------------

                                   Price to     Agent's     Proceeds
                                   Public1    Commissions   to MSDW1
                                   --------   -----------   --------
Per Convertible Note PERQS ........$          $             $
Total..............................$          $             $

1Plus accrued interest, if any, from the Original Issue Date.

                           MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Convertible Note PERQS we are offering you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                     Overview of the Convertible Note PERQS

     The Convertible Note PERQS are medium-term debt securities of Morgan Stanley Dean Witter & Co. mandatorily exchangeable for 7% Convertible Subordinated Notes due 2005 of Sepracor Inc., which we refer to in this pricing supplement as the Sepracor Notes. Sepracor Notes are subordinated, unsecured obligations of Sepracor Inc. and are rated CCC+ by Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc. The number of Sepracor Notes you will receive for each Convertible Note PERQS will depend in part on the performance of the common stock, $.10 par value per share, of Sepracor Inc., which we refer to in this pricing supplement as Sepracor Stock. If the value of the number of shares of Sepracor Stock into which one Sepracor Note is
convertible, which we refer to as Parity, appreciates to more than    % of its
current level, you will receive less than one-half of one Sepracor Note for each Convertible Note PERQS you hold at maturity. In this pricing supplement, "one Sepracor Note" means each $1,000 principal amount of the Sepracor Notes, and "one Convertible Note PERQS" means each $1,000 principal amount of the Convertible Note PERQS we are offering to you.

Each Convertible Note             We, Morgan Stanley Dean Witter & Co.,
PERQS costs $                     are offering Mandatorily Exchangeable
                                  Notes due October 31, 2001, which we refer to
                                  as the Convertible Note PERQS. The issue
                                  price of each Convertible Note PERQS is $   ,
                                  which represents the value of one-half of a Sepracor Note based on the last offer price for the Sepracor Notes, as determined on the day we offer the Convertible Note PERQS for initial sale to the public, plus accrued but unpaid interest on the Sepracor Notes to but not including the issue date of the Convertible Note PERQS.

No guaranteed return              Unlike ordinary debt securities, the
of principal                      Convertible Note PERQS do not guarantee any
                                  return of principal at maturity. Instead the
                                  Convertible Note PERQS are mandatorily
                                  exchangeable for Sepracor Notes at an
                                  exchange ratio that will be adjusted downward
                                  if the aggregate market price of the number
                                  of shares of Sepracor Stock into which one
                                  Sepracor Note is convertible appreciates to
                                  more than    % of its current level, which we
                                  refer to as the maximum parity amount.
                                  Investing in the Convertible Note PERQS is not equivalent to investing in Sepracor Notes or in Sepracor Stock.

Interest on the Convertible       We will pay interest on the Convertible
Note PERQS                        Note PERQS. The interest payable on the
                                  Convertible Note PERQS consists of two
                                  components.

                                  o    We will pay to the holder of each
                                       Convertible Note PERQS a supplemental
                                       coupon at the rate of 10% per annum on
                                       the principal amount of each Convertible
                                       Note PERQS, which will result in
                                       supplemental coupon payments of $    per
                                       year for each Convertible Note PERQS.
                                       Supplemental coupon payments will be
                                       paid quarterly, beginning January 31,
                                       2001.

                                  o    On December 30, 2000 and June 30, 2001,
                                       we will also pay to the holder of each
                                       Convertible Note PERQS an underlying
                                       coupon equal to the amount of interest,
                                       if any, paid semi-annually by Sepracor
                                       on one Sepracor Note since the preceding interest payment date for the
                                       Convertible Note PERQS on which an
                                       underlying coupon was paid (or since the original issue date, as applicable) multiplied by the exchange ratio. If Sepracor fails to pay interest on the Sepracor Notes, we will discontinue payments of the underlying coupon and may at our option accelerate the Convertible Note PERQS. We will resume payments of the underlying coupon if, when and to the extent that Sepracor cures its payment default on the Sepracor Notes prior to the maturity or acceleration of the Convertible Note PERQS. For additional information about the acceleration of the Convertible Note PERQS if there is an event of default with respect to the Sepracor Notes, see "Description of Convertible Note PERQS--Certain Events Affecting the Sepracor Notes."

                                               Payment at Maturity

Your appreciation                 At maturity, for each Convertible Note PERQS
potential is capped               you hold, we will deliver to you a number of
                                  Sepracor Notes equal to the exchange ratio.
                                  The value of the exchange ratio will depend
                                  on whether final parity is greater than the
                                  maximum parity amount. Parity at any date is
                                  the aggregate market price of the number of
                                  shares of Sepracor Stock into which one
                                  Sepracor Note would be convertible on such
                                  date. The maximum parity amount is $       ,
                                  which is     % of the aggregate value of the
                                  number of shares of Sepracor Stock into which one Sepracor Convertible Note PERQS was convertible on the day we priced the Convertible Note PERQS we are offering to you.

                                  o If final parity is less than or equal to the maximum parity amount, the exchange ratio will equal 0.5.

                                  o    If final parity is greater than the
                                       maximum parity amount, the exchange
                                       ratio will equal 0.5 minus the parity
                                       excess fraction.

                                  The parity excess fraction is a fraction equal to:

                             final parity minus the maximum parity amount
                             -------------------------------------------- x 0.5
                                          final note price

                                  We will determine final parity based on the market price of Sepracor Stock on the determination date, which we expect will be October 26, 2001, subject to certain market disruption events. See "Description of Convertible Note PERQS--Determination Date." The final note price will be the highest bid price for Sepracor Notes on the determination date, subject to availability of a sufficient number of bids on that date. See "Description of Convertible Note PERQS--Final Note Price."

Sepracor Stock is currently       Sepracor Stock is currently listed on the
$        per share                NASDAQ National Market. As of the day we
                                  priced the Convertible Note PERQS, the market
                                  price of Sepracor Stock was $    and the last
                                  offer price of the Sepracor Notes was $     .
                                  You can review the historical prices of
                                  Sepracor Stock and the Sepracor Notes in the "Description of Convertible Note
                                  PERQS--Historical Information" section of this pricing supplement.

Sepracor Notes are not listed     Sepracor Notes are not listed or traded on an
on an exchange                    organized securities exchange. Accordingly,
                                  there are no published prices at which the Sepracor Notes that you will receive at maturity of the Convertible Notes PERQS may be sold. We cannot assure you that there will be any market for the Sepracor Notes.

The Calculation Agent             We have appointed Morgan Stanley & Co.
                                  Incorporated ("MS & Co.") to act as
                                  calculation agent for The Chase Manhattan
                                  Bank, the trustee for the Convertible Note
                                  PERQS. As calculation agent, MS & Co. will determine the market price of the Sepracor
                                  Stock, the prices of the Sepracor Notes and the number of Sepracor Notes that you receive at maturity.

No Affiliation with               Sepracor Inc. is not an affiliate of ours and
Sepracor Inc.                     is not involved with this offering in any way.
                                  The obligations represented by the
                                  Convertible Note PERQS are obligations of Morgan Stanley Dean Witter & Co. and not of
                                  Sepracor Inc. At maturity you will receive
                                  Sepracor Notes in exchange for our
                                  Convertible Notes PERQS. The Sepracor Notes are rated CCC+ by Standard & Poor's Rating
                                  Services, which is lower than the rating assigned to our senior debt by that service.

More information on               The Convertible Note PERQS are senior notes
the Convertible Note              issued as part of our Series C medium-term
PERQS                             note program. You can find a general
                                  description of our Series C medium-term note program in the accompanying prospectus supplement dated May 18, 2000. We describe the basic features of this type of note in the sections called "Description of
                                  Notes--Fixed Rate Notes" and "--Exchangeable
                                  Notes."

                                  For a detailed description of the terms of the Convertible Note PERQS including the specific mechanics and timing of the payment determinations, you should read the "Description of Convertible Note PERQS"
                                  section in this pricing supplement. You
                                  should also read about some of the risks involved in investing in Convertible Note PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the Convertible Note PERQS may differ from that of investments in ordinary debt securities, convertible debt or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisers with regards to any proposed or actual investment in the Convertible Note PERQS and confirm that such an investment meets your particular investment requirements.

More information on               You can obtain information about Sepracor
Sepracor Inc., the Sepracor       Inc., the Sepracor Notes and Sepracor Stock
Notes and Sepracor Stock          from the sources listed under "Description of
                                  Convertible Note PERQS--Public Information
                                  Regarding Sepracor, the Sepracor Notes and
                                  Sepracor Stock," including the Securities and Exchange Commission (the "SEC"). In particular, you should read the descriptions of the Sepracor Notes and Sepracor Stock contained in Sepracor Inc.'s SEC filings.

How to reach us                   Please contact our principal executive offices
                                  at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.

                                  RISK FACTORS

     The Convertible Note PERQS are not secured debt and are riskier than ordinary debt securities. Because they are exchangeable at maturity for Sepracor Notes, there is no guaranteed return of principal. If the value of Sepracor Notes decreases from the date we offer the Convertible Note PERQS for initial sale to the public, investors may lose money on their investment. The Convertible Note PERQS are not equivalent to investing directly in Sepracor Stock or the Sepracor Notes. Among other differences, investors in the Convertible Note PERQS will not receive any dividends paid on Sepracor Stock and investors in the Convertible Note PERQS may receive less than one-half of a Sepracor Note in exchange for each Convertible Note PERQS at maturity. This section describes the most significant risks relating to the Convertible Note PERQS. You should carefully consider whether the Convertible Note PERQS are suited to your particular circumstances before you decide to purchase them.

The Convertible Note              The Convertible Note PERQS combine features
PERQS are not Ordinary            of equity and debt instruments. Because the
Senior Notes -- You May           prices of the Sepracor Notes and the Sepracor
Lose Money                        Stock into which the Sepracor Notes are
                                  convertible are each subject to market
                                  fluctuations, the value of the Sepracor Notes you receive upon exchange at maturity may be less than the issue price of the Convertible
                                  Note PERQS. An investment in the Convertible
                                  Note PERQS may result in an investment loss if the sum of (i) the total interest payments on a Convertible Note PERQS and (ii) the value of the Sepracor Notes delivered in exchange for a Convertible Note PERQS is less than the issue price of the Convertible Note
                                  PERQS.

Sepracor Credit Risk              Because our payment of the underlying coupon
                                  on the Convertible Note PERQS is contingent on Sepracor's payment of interest on the Sepracor Notes, you will take credit risk with respect to Sepracor on those interest payments, as well as on the Sepracor Notes that you will receive upon exchange at maturity. In addition, if we become aware of an event of default with respect to the Sepracor Notes, we will have the right to accelerate the Convertible Note PERQS, in which case we will distribute to you Sepracor
                                  Notes at the exchange ratio plus (a) any amount paid to holders of Sepracor Notes by Sepracor at the exchange ratio and any accrued and unpaid supplemental coupon and
                                  (b) the present value of any future
                                  supplemental coupons. The Sepracor Notes are rated CCC+ by Standard & Poor's Rating
                                  Services.

Secondary Trading                 There may be little or no secondary market
May be Limited                    for the Convertible Note PERQS. Although we
                                  will apply to list the Convertible Note PERQS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for Convertible Note PERQS but is not required to do so.

Market Price of the               Several factors, many of which are beyond our
Convertible Note PERQS            control, will influence the value of the
Influenced                        Convertible Note PERQS. We expect that
by Many Unpredictable             generally the market price of the Sepracor
Factors                           Notes on any day will affect the value of the
                                  Convertible Note PERQS more than any other single factor. Other factors that may influence the value of the Convertible Note
                                  PERQS include:


                                  o     the market price of Sepracor Stock

                                  o     the creditworthiness of Sepracor

                                  o the volatility (frequency and magnitude of changes in price) of the Sepracor Stock

                                  o     the dividend rate on Sepracor Stock

                                  o    economic, financial, regulatory and
                                       political events that affect stock
                                       markets generally and which may affect
                                       the market price of the Sepracor Notes
                                       and Sepracor Stock

                                  o    interest and yield rates in the market

                                  o    the time remaining to the maturity of
                                       the Convertible Note PERQS

                                  o    our creditworthiness

                                  Some or all of these factors will influence the price you receive if you sell your Convertible Note PERQS prior to maturity. For example, you may have to sell your Convertible Note PERQS at a substantial discount from their issue price if the market value of the Sepracor Notes is at or below their initial market value.

                                  You cannot predict the future performance of the Sepracor Notes or Sepracor Stock based on their historical performance. The price of the Sepracor Notes may decrease so that you will receive at maturity Sepracor Notes worth less than the issue price of the Convertible Note PERQS. We cannot guarantee that the price of the Sepracor Notes will increase so that you will receive at maturity Sepracor Notes worth more than the issue price of the Convertible Note PERQS or that parity will not increase above the maximum parity amount. If final parity is more than the maximum parity amount, the exchange ratio will be adjusted downward so that you will receive less than one-half of a Sepracor Note for each Convertible Note PERQS exchanged at maturity.

Anti-dilution Adjustments         The adjustments, if any, for corporate events
may be Incomplete or              may affect Sepracor or the market price of the
Commercially Unreasonable         Sepracor Stock (such as stock splits,
                                  extraordinary dividends, tender offers and mergers) are contained in the Sepracor Notes.
                                  No such adjustments are contained in the Convertible Note PERQS. We bear no responsibility for the provisions for such corporate events, even if those provisions are incomplete in any material respect or produce a commercially unreasonable result.

                                  If, as a result of a merger or other
                                  corporate event affecting Sepracor, the
                                  Sepracor Notes become convertible into cash or other property other than equity securities (either entirely or above a specified minimum level), we will accelerate the Convertible Note PERQS, in which case we will distribute to you only Sepracor Notes at the exchange ratio and any accrued and unpaid supplemental coupon. Upon an acceleration in these circumstances, we will not pay to you the present value of any future supplemental coupons.

No Affiliation with               We are not affiliated with Sepracor.  Although
Sepracor Inc.                     we do not have any non-public information
                                  about Sepracor as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Sepracor, including extending loans to, or making equity investments in, Sepracor or providing advisory services to Sepracor, including merger and acquisition advisory services. Moreover, we have no ability to control or predict any actions of Sepracor, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio at maturity. Sepracor is not involved in the offering of the Convertible Note PERQS in any way and has no obligation to consider your interest as a holder of Convertible Note
                                  PERQS in taking any corporate actions that might affect the value of your Convertible
                                  Note PERQS. None of the money you pay for the Convertible Note PERQS will go to Sepracor.

You Have No Rights as a           As a holder of the Convertible Note PERQS,
Shareholder or Noteholder         you will not be entitled to any rights with
of Sepracor                       respect to Sepracor Notes or Sepracor Stock
                                  (including, without limitation, voting
                                  rights, the rights to receive any dividends or other distributions (other than interest actually paid on the Sepracor Notes, to the extent described herein) and the right to tender or exchange Sepracor Stock or the Sepracor Notes in any tender or exchange offer by Sepracor or any third party) until such time as we deliver the Sepracor Notes to you at maturity or, thereafter, Sepracor delivers Sepracor Stock to you upon conversion of your Sepracor Notes. As a holder of the Convertible Note PERQS, you will not have the right to respond to any consent solicitation made to holders of the Sepracor Notes. Any such consent solicitation, whether or not made in connection with a tender or exchange offer, may result in amendments to the indenture for the Sepracor Notes. Such amendments could adversely affect the rights of the holders of Sepracor Notes and the market price of the Sepracor Notes. For example, a consent solicitation made in connection with an exchange offer for the Sepracor Notes could cause the holders of the Sepracor Notes to lose the protection of many of the covenants of Sepracor under the indenture for the Sepracor Notes. Holding the Convertible Note
                                  PERQS is not the same as owning the
                                  underlying Sepracor Notes.

We May Exercise Rights as         If we, or any of our affiliates, hold
a Holder of Sepracor Notes        Sepracor Notes, including as a result of
                                  hedging activities in connection with the Convertible Note PERQS, we will have the right, but not the obligation, to exercise or to refrain from exercising our rights as a noteholder, including, without limitation, rights to tender or exchange
                                  Sepracor Notes in any tender or exchange offer and to respond to any consent solicitation issued to holders of the Sepracor Notes. Any exercise of our rights as the holder of Sepracor Notes, or our refraining from any such exercise, could affect your rights as a holder of the Sepracor Notes you will receive upon exchange of the Convertible Note PERQS at maturity.

Potential Conflicts of            As calculation agent, MS & Co. will calculate
Interest between You and          the exchange ratio at maturity of the
the Calculation Agent             Convertible Note PERQS. MS & Co. and other
                                  affiliates may carry out hedging activities related to Convertible Note PERQS, including trading in Sepracor Stock or Sepracor Notes as well as in other instruments related to Sepracor Stock and Sepracor Notes. MS & Co.
                                  and some of our other subsidiaries also trade
                                  Sepracor Stock and the Sepracor Notes and other financial instruments related to
                                  Sepracor Stock and Sepracor Notes on a
                                  regular basis as part of their general broker dealer businesses. Any of these activities could affect your payout on the Convertible
                                  Note PERQS.

Convertible Note PERQS            These Convertible Note PERQS are exchangeable
are not convertible into the      exclusively into the Sepracor Notes at
common stock or the               maturity.
convertible notes of Morgan
Stanley Dean Witter & Co.

Tax Treatment                     You should also consider the tax consequences
                                  of investing in the Convertible Note PERQS.
                                  There is no direct legal authority as to the proper tax treatment of the Convertible Note
                                  PERQS, and therefore significant aspects of the tax treatment of the Convertible Note
                                  PERQS are uncertain. We do not plan to
                                  request a ruling from the Internal Revenue
                                  Service ("IRS") regarding the tax treatment of the Convertible Note PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section "Description of Convertible Note PERQS--United States Federal
                                  Income Taxation" in this pricing supplement.

                     DESCRIPTION OF CONVERTIBLE NOTE PERQS

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Convertible Note PERQS"
refers to the $    aggregate principal amount of our Convertible Note PERQS due
October 31, 2001, Mandatorily Exchangeable for 7% Convertible Subordinated Notes due 2005 of Sepracor Inc. The term "one Convertible Note PERQS" means each $1,000 principal amount of the Convertible Note PERQS, and the term "one Sepracor Note" means each $1,000 principal amount of the Sepracor Notes. In this pricing supplement, "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount...............   $1,000

Maturity Date..................   October 31, 2001; provided that if on the
                                  Determination Date Final Parity is greater than the Maximum Parity Amount and the Final
                                  Note Price is not determined on the
                                  Determination Date, as provided under
                                  "--Final Note Price" below, the Maturity Date shall be the second Trading Day following the day on which the Calculation Agent determines the Final Note Price.

Interest Payments..............   We will pay to the holder of each Convertible
                                  Note PERQS (i) a Supplemental Coupon at the
                                  rate of 10% per annum on the Principal Amount
                                  of the Convertible Note PERQS on each
                                  Interest Payment Date for the Supplemental
                                  Coupons, which will result in Supplemental
                                  Coupon payments of $      per year for each
                                  Convertible Note PERQS and (ii) on each
                                  Interest Payment Date for the Underlying
                                  Coupon, an Underlying Coupon equal to the amount of interest, if any, paid by Sepracor on one Sepracor Note since the preceding
                                  Interest Payment Date on which an Underlying
                                  Coupon was paid (or since the Original Issue
                                  Date, as applicable) multiplied by the
                                  exchange ratio (subject to the terms
                                  described under "Discontinuance of Underlying
                                  Coupon Payments" below).

Interest Payment Dates for the
  Supplemental Coupon..........   Each January 31, April 30, July 31 and
                                  October 31, beginning January 31, 2001.

Interest Payment Dates for the
  Underlying Coupon............   December 30, 2000 and June 30, 2001.

Specified Currency.............   U.S. dollars

Issue Price....................   $         per Convertible Note PERQS, which
                                  equals one-half of the last offer price for the Sepracor Notes on the Pricing Date plus accrued but unpaid interest on Sepracor Notes to but not including the Original Issue Date.

Initial Sepracor Note Price....   $

Original Issue Date
  (Settlement Date)............   September   , 2000

Pricing Date...................   September   , 2000

CUSIP..........................   61744Y736

Denominations..................   $1,000 and integral multiples thereof

Sepracor Notes.................   7% Convertible Subordinated Notes due 2005 of
                                  Sepracor Inc., or any successor security
                                  (CUSIP 817315AH7). The Sepracor Notes are convertible into Sepracor Stock.

Sepracor Stock.................   The common stock, par value $0.10 per share,
                                  of Sepracor Inc., a Delaware corporation, or any successor entity ("Sepracor").

Exchange at Maturity...........   At maturity, upon delivery of each
                                  Convertible Note PERQS to the Trustee, we will, with respect to the principal amount of each Convertible Note PERQS, deliver a number of Sepracor Notes equal to the Exchange
                                  Ratio.

Exchange Ratio.................   If Final Parity is less than or equal to the
                                  Maximum Parity Amount, the Exchange Ratio will be 0.5. If Final Parity is greater than the Maximum Parity Amount, the Exchange Ratio will be 0.5 minus the Parity Excess Fraction.

Final Parity...................   Parity on the Determination Date

Parity.........................   Parity on any date means the aggregate Market
                                  Price of the number of shares of Sepracor
                                  Stock into which one Sepracor Note would be convertible on such date, as determined by the Calculation Agent.

Maximum Parity Amount..........   $          , equal to      % of Initial Parity

Initial Parity.................   $          , which is Parity on the Pricing
                                  Date, as determined by the Calculation Agent

Parity Excess Fraction.........   The Parity Excess Fraction is equal to 0.5
                                  times a fraction, the numerator of which will be Final Parity minus the Maximum Parity
                                  Amount and the denominator of which will be the Final Note Price.

Final Note Price...............   The Final Note Price will be the highest bid
                                  price for Sepracor Notes, plus accrued but unpaid interest, obtained from as many dealers or other institutional purchasers in the Sepracor Notes (which may include MS &
                                  Co. or any of our other subsidiaries or
                                  affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent on the Determination Date;
                                  provided that such bid prices shall be for a number of Sepracor Notes, as determined by the Calculation Agent, approximately equal in value to the Parity Excess Fraction multiplied by the aggregate principal amount of Convertible Note PERQS then outstanding;
                                  provided further that if the Calculation
                                  Agent is unable to obtain at least two such bid prices on the Determination Date, the Final Note Price will be determined on the next succeeding Trading Day on which the Calculation Agent is able to obtain at least two such bid prices; provided further that if the Calculation Agent has not been able to obtain two such bid prices by the fifth
                                  Trading Day following the Determination Date, then the Calculation Agent will determine the Final Note Price on such day in good faith using its reasonable judgment.

Determination Date.............   October 26, 2001, or if such day is not a
                                  Trading Day or if there is a Market
                                  Disruption Event on such day, the
                                  Determination Date
                                  will be the immediately succeeding Trading
                                  Day during which no Market Disruption Event shall have occurred; provided that the Determination Date will be no later than the second scheduled Trading Day preceding the scheduled Maturity Date, notwithstanding the occurrence of a Market Disruption Event on such second scheduled Trading Day. See also
                                  "-Final Parity" above.

Market Price...................   If Sepracor Stock (or any other security for
                                  which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service
                                  (the "OTC Bulletin Board") operated by the
                                  National Association of Securities Dealers,
                                  Inc. (the "NASD"), the Market Price for one share of Sepracor Stock (or one unit of any such other security) on any Trading Day means
                                  (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities
                                  Exchange Act of 1934, as amended (the
                                  "Exchange Act"), on which Sepracor Stock (or such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Sepracor Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National
                                  Market or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market
                                  Disruption Event or otherwise, the Market
                                  Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Sepracor Stock (or any such other security) obtained from as many dealers in such security (which may include
                                  MS & Co. or any of its affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. The term
                                  "securities traded on the Nasdaq National
                                  Market" will include a security included in any successor to such system and the term
                                  "OTC Bulletin Board Service" will include any successor service thereto.

Trading Day....................   A day on which trading is generally conducted
                                  on the New York Stock Exchange ("NYSE"), the
                                  AMEX, the Nasdaq National Market, the Chicago
                                  Mercantile Exchange and the Chicago Board of
                                  Options Exchange and in the over-the-counter market for equity securities in the United
                                  States, as determined by the Calculation
                                  Agent.

Business Day...................   Any day other than a Saturday or Sunday, that
                                  is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The
                                  City of New York.

Optional Redemption............   We will not redeem the Convertible Note PERQS
                                  prior to the Maturity Date, and the
                                  Convertible Note PERQS will not be
                                  exchangeable by you prior to the Maturity
                                  Date.

Discontinuance of Underlying
  Coupon Payments..............   If there is a default by Sepracor with
                                  respect to the payment of
                                  interest on the Sepracor Notes, we will
                                  discontinue payments of the Underlying Coupon on the Convertible Note PERQS and we will have the right to accelerate the maturity of the Convertible Note PERQS, as described under "--Certain Events Affecting the
                                  Sepracor Notes." If we do not accelerate the maturity of the Convertible Note PERQS, we will resume payments of the Underlying Coupon if, when and to the extent that such default is cured by Sepracor prior to the earlier of the Determination Date and the Early
                                  Determination Date (as defined under "Certain
                                  Events Affecting the Sepracor Notes" below).
                                  Upon a cure by Sepracor of any such default, we will promptly, but in no event later than two Business Days following the date on which holders of the Sepracor Notes receive a payment of delinquent interest with respect to the Sepracor Notes, pay to each holder an amount per Convertible Note PERQS equal to the amount of delinquent interest paid by Sepracor to the holders of a Sepracor Note multiplied by the Exchange Ratio. Payment of the Underlying Coupon on the Convertible Note
                                  PERQS will thereafter be paid on the next applicable succeeding Interest Payment Date, as described under "--Interest Payments" above, subject to the conditions set forth in this paragraph.

                                  A discontinuance of payments of the
                                  Underlying Coupon, whether or not resumed, pursuant to the immediately preceding paragraph will not constitute a default under the Senior Debt Indenture for the Convertible Note PERQS.

                                  We will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders (i) no later than 10:00 a.m. on the Business Day next succeeding an interest payment date for the Sepracor Notes of any default by Sepracor in the payment of interest on the Sepracor Notes and (ii) no later than 10:00 a.m. on the Business Day next succeeding any payment of interest on the Sepracor Notes by Sepracor to cure any such default of the amount of interest to be delivered per Convertible Note PERQS.

Certain Events Affecting
the Sepracor Notes.............   Events of Default

                                  If, on any date prior to the Maturity Date, we become aware of an event of default with respect to the Sepracor Notes (such date, the "Default Notice Date"), we will have the right, but not the obligation on the Default Notice Date and on any succeeding Trading Day (to and including the scheduled Trading Day immediately preceding the Determination Date) on which such event of default is continuing, to (i) deliver to the Trustee and the holders of the Convertible Note PERQS notice of such event of default (such date, the "Acceleration Notice Date") and (ii) accelerate the maturity of the Convertible Note PERQS and distribute, in exchange for each Convertible Note PERQS, Sepracor Notes at the Exchange Ratio, calculated as if the Acceleration Notice Date were the Determination Date (the "Early Determination Date"), plus (a) any accrued and unpaid

                                  Supplemental Coupons to such Early
                                  Determination Date and (b) the present value of any future Supplemental Coupons calculated based on the interpolated U.S. dollar zero swap rate, as determined by the Calculation Agent (such distribution, an "Early Distribution"); provided that if the Acceleration Notice Date is not a Trading Day or if there is a Market Disruption Event on such date, the Early Determination Date will be the next succeeding Trading Day during which no Market Disruption Event shall have occurred; provided further that if it is necessary to determine a Final Note Price and two bid prices (as described under "--Final Note Price") are not available on such day, the Calculation Agent will determine the Final Note Price in good faith using its reasonable judgment. We will make any such Early Distribution on the second Business Day next succeeding the Early Determination Date (the "Early Distribution Date"). If the Early Distribution Date falls after a record date for the payment of interest on the Sepracor Notes and prior to the immediately succeeding interest payment date, we will not pay any accrued but unpaid Underlying Coupon on the Early Distribution Date; provided that we will deliver, with the Sepracor Notes delivered on the Early Distribution Date, due-bills or other instruments with respect to such Sepracor Notes evidencing the transfer of title to any such interest payments.

                                  We will, or will cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders of the Convertible Note PERQS on or prior to 10:30 a.m. on the Business Day immediately preceding the Early Distribution Date (A) of the number of Sepracor Notes (and the amount of any cash) to be delivered per Convertible Note PERQS and (B) that such distribution is pursuant to a decision to accelerate the Convertible Note PERQS as a result of an event of default with respect to the Sepracor Notes and (ii) deliver on the Early Distribution Date the Early Distribution to the Trustee for delivery to the holders against delivery of the Convertible Note PERQS to the Trustee.

                                  If a "Fundamental Change," as described
                                  below, occurs as a result of a liquidation or other similar event that also constitutes an event of default, any acceleration of the Convertible Note PERQS will be made in accordance with the procedures described above, rather than in accordance with procedures related to mergers or other corporate events described below.

                                  Mergers or Other Corporate Events

                                  If, as a result of a merger or other
                                  corporate event affecting Sepracor, the
                                  Sepracor Notes become convertible solely into equity securities other than Sepracor Stock, Parity will be determined, and the Exchange Ratio will be calculated, by reference to the Market Price of such other equity securities (unless such merger or other event constitutes a Fundamental Change, as defined below). The terms of the Convertible Note PERQS will not otherwise change.

                                  If, as the result of such an event, the
                                  Sepracor Notes become convertible into (i) equity securities other than Sepracor Stock and (ii) cash or other property other than equity securities ("Other Merger Consideration"), then the Calculation Agent will determine the total value (the "Merger Consideration Value") of such equity securities and such Other Merger Consideration on the date holders of Sepracor Stock receive such merger consideration (the "Merger Valuation Date"); provided that if such day is not a Trading Day, the Merger Valuation Date will be the next succeeding Trading Day. The Calculation Agent will make such determination by reference to (a) the Market Price of such securities, (b) the amount of such cash and (c) the fair market value, as determined by the Calculation Agent, of any such other property.

                                  If the value of the Other Merger
                                  Consideration on the Merger Valuation Date is less than or equal to 1% of the Merger Consideration Value, Parity will be determined, and the Exchange Ratio will be calculated, by reference to the Market Price of such equity securities and the value of the Other Merger Consideration (unless such merger or other event constitutes a Fundamental Change, as defined below). The terms of the Convertible Note PERQS will not otherwise change.

                                  If (i) the value of the Other Merger
                                  Consideration on the Merger Valuation Date is greater than 1% of the Merger Consideration Value or (ii) such merger or other event constitutes a "Fundamental Change" under the terms of the Sepracor Notes, we will accelerate the Convertible Note PERQS. A "Fundamental Change" with respect to the Sepracor Notes means an event which results in all or substantially all of the shares of common stock of Sepracor being exchanged for consideration which is not all or substantially all common stock which is listed on a national securities exchange or automated quotation system. We have derived this information about the Sepracor Notes entirely from the public disclosure on the Sepracor Notes described under "--Public Information Regarding Sepracor, the Sepracor Notes and Sepracor Stock" below and have made no due diligence inquiry with respect to such information.

                                  If, as a result of a merger or other
                                  corporate event affecting Sepracor, the
                                  Sepracor Notes become convertible solely into Other Merger Consideration, we will accelerate the Convertible Note PERQS.

                                  If we accelerate the Convertible Note PERQS as a result of a situation described in either of the two immediately preceding paragraphs, (i) Parity will be determined, and the Exchange Ratio will be calculated, by reference to the Merger Consideration Value and (ii) we will distribute, in exchange for each Convertible Note PERQS, Sepracor Notes at the Exchange Ratio, calculated as if the Merger Valuation Date were the Determination Date, plus any accrued and unpaid Supplemental Coupon to such Merger Valuation Date (such distribution, an "Merger Distribution"). We will make any such Merger Distribution on the second Business Day next succeeding the Merger Valuation Date (the "Merger

                                  Distribution Date"). If the Merger
                                  Distribution Date falls after a record date for the payment of interest on the Sepracor Notes and prior to the immediately succeeding interest payment date, we will not pay any accrued but unpaid Underlying Coupon on the Merger Distribution Date.

                                  We will, or will cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee can conclusively rely, and to the holders of the Convertible Note PERQS on or prior to 10:30 a.m. on the Business Day immediately preceding the Merger Distribution Date (A) of the number of Sepracor Notes (and the amount of any cash) to be delivered per Convertible Note PERQS and (B) that such distribution is pursuant to an acceleration of the Convertible Note PERQS as a result of a merger or other corporate event with respect to Sepracor and (ii) deliver on the Merger Distribution Date the Merger Distribution to the Trustee for delivery to the holders against delivery of the Convertible Note PERQS to the Trustee.

                                  You will not be entitled to tender or
                                  exchange Sepracor Stock or the Sepracor Notes in any tender or exchange offer by Sepracor or any third party, nor will you be entitled to respond to any consent solicitation made to holders of the Sepracor Notes or have any other rights, including, without limitation, voting rights with respect to the Sepracor Notes or Sepracor stock, until such time as we deliver the Sepracor Notes to you at maturity or Sepracor delivers Sepracor Stock to you upon conversion of your Sepracor Notes, as applicable.

Book Entry Note or
  Certificated Note............   Book Entry

Senior Note or Subordinated
  Note.........................   Senior

Trustee........................   The Chase Manhattan Bank

Agent for this Underwritten
  Offering of Convertible Note
  PERQS........................   Morgan Stanley & Co. Incorporated

Calculation Agent..............   Morgan Stanley & Co. Incorporated and its
                                  successors ("MS & Co.")

                                  Because the Calculation Agent is our
                                  affiliate, potential conflicts of interest may exist between the Calculation Agent and you as holder of the Convertible Note PERQS with respect to its determinations of the Exchange Ratio, the Market Price of Sepracor Stock or the prices of the Sepracor Notes or of whether a Market Disruption Event has occurred. See "Market Disruption Event" below. MS & Co. is obligated to carry out its duties as Calculation Agent in good faith using its reasonable judgment.

                                  All percentages resulting from any
                                  calculation on the Convertible Note PERQS will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and
                                  all
                                  dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Market Disruption Event........   "Market Disruption Event" means, with respect
                                  to Sepracor Stock:

                                  (i) a suspension, absence or material
                                  limitation of trading of Sepracor Stock on the primary market for Sepracor Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Sepracor Stock as a result of which the reported trading prices for Sepracor Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Sepracor Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                  (ii)a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Convertible Note PERQS.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to any applicable rule or regulation enacted or promulgated by the National Association of Securities Dealers (or any other self-regulatory organization with jurisdiction over the Nasdaq National Market) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                  (4) a suspension of trading in an options contract on Sepracor Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Sepracor Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Sepracor Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternative Determination
  Date in case of an Event
  of Default with respect to
  the Convertible Note PERQS...   In case an Event of Default with respect to
                                  any Convertible Note PERQS shall have
                                  occurred and be continuing, the number of Sepracor Notes for which each Convertible
                                  Note PERQS will be
                                  exchangeable upon any acceleration of the Convertible Note PERQS will be determined by the Calculation Agent as though the Determination Date were the date of acceleration. In addition, an amount equal to any accrued but unpaid Supplemental Coupon to but not including such date of acceleration will be due and payable. If the date of acceleration falls after a record date for the payment of interest on the Sepracor Notes and prior to the immediately succeeding interest payment date, we will not pay any accrued but unpaid Underlying Coupon on the date of acceleration.

Public Information Regarding
  Sepracor, the Sepracor Notes
  and Sepracor Stock...........   Sepracor is a specialty pharmaceutical
                                  company focused on the cost-effective
                                  development of safer, purer and more
                                  effective drugs that are improved versions of widely prescribed pharmaceutical compounds. A registration statement for the Sepracor Notes has been filed under the Securities Act of 1933, as amended (the "Securities Act"), and
                                  Sepracor Stock is registered under the
                                  Exchange Act. Companies with securities
                                  registered under the Exchange Act are
                                  required to file periodically certain
                                  financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W.,
                                  Washington, D.C. 20549 or at its Regional
                                  Office located at Suite 1400, Citicorp
                                  Center, 500 West Madison Street, Chicago,
                                  Illinois 60661 and at Seven World Trade
                                  Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C.
                                  20549, at prescribed rates. In addition, information provided to or filed with the SEC electronically can be accessed through a Website maintained by the SEC. The address of the SEC's Website is http://www.sec.gov.
                                  Information provided to or filed with the SEC by Sepracor pursuant to the Exchange Act can be located by reference to SEC file number
                                  0-19410. In particular, information regarding the Sepracor Notes can be found in Registration Statement No. 333- 75561, and the Prospectus dated July 25, 1999 contained therein. According to such filed information, The Chase Manhattan Bank was the trustee for the Sepracor Notes at the time of their issuance. In addition, information regarding
                                  Sepracor may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                  This pricing supplement relates only to the Convertible Note PERQS offered hereby and does not relate to Sepracor Stock, the Sepracor Notes or other securities of Sepracor. We have derived all disclosures contained in this pricing supplement regarding Sepracor from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Sepracor in connection with the offering of the Convertible Note PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Sepracor are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Sepracor Stock or the Sepracor Notes have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Sepracor could affect the value received at maturity with respect to the Convertible Note PERQS and therefore the trading prices of the Convertible Note PERQS.

                                  Neither we nor any of our affiliates make any representation to any purchaser of Convertible Note PERQS as to the performance of Sepracor Stock or the Sepracor Notes.

                                  We and/or our subsidiaries may presently or from time to time engage in business with Sepracor, including extending loans to, or making equity investments in, Sepracor or providing advisory services to Sepracor, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non-public information with respect to Sepracor and, in addition, one or more of our affiliates may publish research reports with respect to Sepracor. The statement in the preceding sentence is not intended to affect the right of holders of the Convertible Note PERQS under the securities laws. As a prospective purchaser of Convertible Note PERQS, you should undertake an independent investigation of Sepracor and the terms of the Sepracor Notes and Sepracor Stock as in your judgment is appropriate to make an informed decision with respect to an investment in Sepracor Stock or the Sepracor Notes.

Historical Information.........   The following tables set forth the high and
                                  low Market Price of Sepracor Stock during
                                  1998, 1999 and during 2000 through September
                                  20, 2000 and the high and low mid-market prices of Sepracor Notes from September 8,
                                  1999 (the first date on which Bloomberg
                                  Generic Prices for the Sepracor Notes were made available) and during 2000 through September 20, 2000. The Market Price of
                                  Sepracor Stock on September 20, 2000 was $100
                                  3/8. The bid and ask prices of the Sepracor
                                  Notes on September 18, 2000 were $171.75 and
                                  $172.75. We obtained the Market Prices for
                                  Sepracor Stock and the prices of Sepracor
                                  Notes listed below from Bloomberg Financial
                                  Markets. The Sepracor Notes are not listed or traded on an exchange. Accordingly the prices at which sales of Sepracor Notes are made are not publicly available. The historical prices for the Sepracor Notes are the "Bloomberg
                                  Generic Prices (BGN)" calculated by Bloomberg by a proprietary process. The high and low prices listed below represent a mid-market price based on dealer prices contributed to Bloomberg Financial Markets. No representation is made that the Sepracor
                                  Notes could have been sold or purchased at the prices listed below. These prices may be materially different from the prices paid or received by us or our affiliates with respect to the Sepracor Notes over the periods described. You should not take the historical prices of Sepracor Stock or the Sepracor Notes as an indication of future performance. The price of Sepracor Stock or the Sepracor Notes may decrease so that you will receive at maturity Sepracor Notes worth less than Issue Price of the Convertible Note
                                  PERQS. We cannot give you any assurance that the price of Sepracor Notes will increase so that at maturity you will receive Sepracor
                                  Notes worth more than the principal amount of the Convertible Note PERQS or that Final
                                  Parity will not exceed the Maximum Parity
                                  Amount, in which case you will receive less than one-half of a Sepracor Note in exchange for each Convertible Note PERQS at maturity.
                                  Because the Convertible Note PERQS are
                                  exchangeable at maturity for Sepracor Notes, there is no guaranteed return of your investment in the Convertible Note PERQS. To the extent that the value of Sepracor Notes drops below the Issue Price and the shortfall is not offset by the coupon paid on the Convertible Note PERQS, you will lose money on your investment.

                                      Sepracor Notes       High         Low
                                  ----------------------  ------       -----
                                  (Cusip # 817315AH7)
                                  1999
                                    Third Quarter
                                     (from September 8,
                                     1999)............... $ 94.54     $ 89.42
                                    Fourth Quarter....... $110.21     $ 90.13
                                  2000
                                    First Quarter........ $207.58     $103.53
                                    Second Quarter....... $206.80     $122.67
                                    Third Quarter
                                     (through September
                                     18, 2000)........... $228.83     $162.38

                                      Sepracor Notes       High         Low
                                  ----------------------  ------       -----
                                  (Cusip # 817315104)
                                  1998
                                    First Quarter........ $ 21 21/32  $ 17 9/16
                                    Second Quarter....... $ 23 3/8    $ 18 3/8
                                    Third Quarter  ...... $ 35 1/4    $ 21 3/8
                                    Fourth Quarter ...... $ 44 5/16   $ 26 1/2
                                  1999
                                    First Quarter........ $ 69 11/16  $ 44 15/16
                                    Second Quarter....... $ 60 1/16   $ 30
                                    Third Quarter........ $ 46 7/8    $ 32 11/16
                                    Fourth Quarter....... $ 53 1/2    $ 35 1/8
                                  2000
                                    First Quarter........ $124 3/8    $ 47 1/4
                                    Second Quarter....... $123        $ 67
                                    Third Quarter
                                      (through September
                                      20, 2000).........  $137 25/64  $ 93 3/64

                                  Historical prices of Sepracor Stock have been adjusted for a 2 for 1 stock split of Sepracor Stock, which became effective in the first quarter of 2000.

                                  Sepracor has not paid cash dividends on
                                  Sepracor Stock to date. We make no
                                  representation as to the amount of dividends, if any, that Sepracor will pay in the future. In any event, as a holder of the Convertible Note PERQS, you will not be entitled to receive dividends, if any, that may be payable on Sepracor Stock.

Use of Proceeds and Hedging....   The net proceeds we receive from the sale of
                                  the Convertible Note PERQS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the Convertible Note PERQS. See also "Use of
                                  Proceeds" in the accompanying Prospectus.

                                  On or prior to the date of this pricing
                                  supplement, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Convertible Note PERQS by taking positions in Sepracor Notes, Sepracor Stock and other instruments. Purchase activity could potentially increase the price of Sepracor Stock, and therefore effectively increase the level to which Sepracor Stock must rise before you would receive at maturity Sepracor Notes worth an amount that is equal to or greater than the principal amount of the Convertible Note PERQS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Convertible Note PERQS, including on the Determination Date, by purchasing and selling Sepracor Notes, Sepracor Stock, options contracts on Sepracor Stock listed on major securities markets or sold over-the-counter or positions in any other instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity will have a material impact on the price of the Sepracor Notes or Sepracor Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities.

Supplemental Information
  Concerning Plan of
  Distribution.................   In order to facilitate the offering of the
                                  Convertible Note PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Convertible
                                  Note PERQS, the Sepracor Notes or Sepracor
                                  Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Convertible Note PERQS for its own account. In addition, to cover allotments or to stabilize the price of the Convertible Note PERQS, the Agent may bid for, and purchase, the Convertible Note
                                  PERQS, the Sepracor Notes or Sepracor Stock in the open market. See "Use of Proceeds and Hedging" above.

                                  We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See also "Plan of Distribution" in the accompanying Prospectus Supplement.

ERISA Matters for Pension
  Plans and Companies..........   Each fiduciary of a pension, profit-sharing
                                  or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                  1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Convertible Note PERQS.
                                  Accordingly, among other factors, the
                                  fiduciary should consider whether the
                                  investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Dean Witter Reynolds Inc. ("DWR"), are each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Convertible Note PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Convertible Note PERQS are acquired pursuant to an exemption from the "prohibited transaction"rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Convertible Note PERQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we are considered a party in interest with respect to many Plans, the Convertible Note PERQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Convertible Note PERQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the

                                  Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Convertible Note PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  Purchasers of the Convertible Note PERQS have exclusive responsibility for ensuring that their purchase and holding of the Convertible Note PERQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
  Taxation.....................   The following summary is based on the advice
                                  of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                  federal income tax consequences to initial holders of the Convertible Note PERQS purchasing the Convertible Note PERQS at the Issue Price, who will hold the Convertible
                                  Note PERQS as capital assets within the
                                  meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury
                                  Regulations, changes to any of which
                                  subsequent to the date of this pricing
                                  supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S.
                                  federal income tax laws (e.g., certain
                                  financial institutions, tax-exempt
                                  organizations, dealers in options or
                                  securities, or persons who hold Convertible
                                  Note PERQS as part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the Convertible Note PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                  General

                                  Pursuant to the terms of the Convertible Note PERQS, we and every holder of Convertible
                                  Note PERQS agree (in the absence of an
                                  administrative determination or judicial
                                  ruling to the contrary) to characterize
                                  Convertible Note PERQS for all tax purposes
                                  as an investment unit consisting of the
                                  following components (the "Components"): (i)
                                  a contract (the "Forward Contract") that
                                  requires the holder of the Convertible Note
                                  PERQS to purchase, and us to sell, for an
                                  amount equal to $   (the "Forward Price"), the
                                  Sepracor Notes at maturity, and (ii) a
                                  deposit with us of a fixed amount of cash,
                                  equal to the Issue Price, to secure the
                                  holder's obligation to purchase the Sepracor
                                  Notes (the "Deposit"), which Deposit bears an
                                  annual yield of   % per annum, which yield is
                                  based on our cost of borrowing. Under this characterization, less than the full periodic payments on the Convertible Note PERQS, consisting of the semiannual Underlying
                                  Coupon payments and the quarterly
                                  Supplemental Coupon payments, will be
                                  attributable to the yield on the Deposit.
                                  Accordingly, the excess of the quarterly
                                  Supplemental Coupon payments on the
                                  Convertible Note PERQS over the portion of those payments attributable to the yield on the Deposit, in addition to the entire semiannual Underlying Coupon payments on the Convertible Note PERQS, will represent payments attributable to the holders' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the Convertible Note PERQS, we will allocate 100% of the Issue Price of the Convertible Note PERQS to the Deposit and none to the Forward Contract.

                                  Our allocation of the Issue Price among the Components will be binding on a holder of the Convertible Note PERQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the Convertible Note PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Convertible Note PERQS or instruments similar to the Convertible Note PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Convertible Note PERQS. Due to the absence of authorities that directly address instruments that are similar to the Convertible Note PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Convertible Note PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Convertible Note PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Convertible Note PERQS (including alternative characterizations of the Convertible Note PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                  Tax Treatment of the Convertible Note PERQS

                                  Assuming the characterization of the
                                  Convertible Note PERQS, the allocation of the periodic payments, and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                  Periodic Payments on the Convertible Note
                                  PERQS. To the extent attributable to the interest on the Deposit, periodic payments on the Convertible Note PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Although the federal income tax treatment of the Contract Fees is uncertain, we intend to take the position that the Contract Fees constitute taxable income to the holders at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                  Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                  Settlement of the Forward Contract. Upon the maturity of the Forward Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of Sepracor Notes, and a U.S. Holder would not recognize any gain or loss with respect to any Sepracor Notes received thereon. With respect to any cash received upon maturity, a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be. With respect to any Sepracor Notes received upon maturity, the U.S. Holder would have an adjusted tax basis in such Sepracor Notes equal to the pro rata portion of the Forward Price allocable thereto. The allocation of the Forward Price between cash and Sepracor Notes should be based on the amount of the cash received and the relative fair market value, as of the maturity, of the Sepracor Notes. The U.S. Holder's holding period of any Sepracor Notes received would start on the day after the maturity of the Convertible Note PERQS.

                                  Sale or Exchange of the Convertible Note
                                  PERQS. Upon a sale or exchange of a
                                  Convertible Note PERQS prior to the maturity of the Convertible Note PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Convertible Note PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Convertible Note PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Periodic Payments on the Convertible Note PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of Convertible Note PERQS.

                                  Possible Alternative Tax Treatments of an
                                  Investment in the Convertible Note PERQS

                                  Due to the absence of authorities that
                                  directly address the proper characterization of the Convertible Note PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. MSDW will take the position that the Convertible Note PERQS are not treated as a single debt instrument for tax purposes. If the IRS were successful in asserting that the Convertible Note PERQS are a single debt instrument for tax purposes, the timing and character of income thereon could be affected. Other alternative federal income tax characterizations or treatments of the Convertible Note PERQS are also possible and, if applied, could also affect the timing and the character of the income or loss with respect to the Convertible Note PERQS. It is possible, for example, that Convertible Note PERQS could be treated as constituting a prepaid forward contract or a combination of a prepaid forward contract and one or more options. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Convertible Note PERQS.

                                  Backup Withholding and Information Reporting

                                  A U.S. Holder of Convertible Note PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.